Exhibit 5.1

Dewey & LeBoeuf LLP 1301 Avenue of the Americas New York, NY 10019-6092

tel +1 212 259 8000 fax +1 212 259 6333
February 11, 2009
MiddleBrook Pharmaceuticals, Inc.
7 Village Circle, Suite 100
Westlake, Texas 76262
Ladies and Gentlemen:
     We have acted as counsel to MiddleBrook Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), for the registration of the offer and sale of 13,000,000 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), of which 8,500,000 Shares may be issued pursuant to awards under the Company’s Stock Incentive Plan (the “Plan”) and 4,500,000 Shares may be issued pursuant to awards under the Company’s New Hire Stock Incentive Plan (the “New Hire Plan” and, together with the Plan, the “Plans”).
     We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officers of the Company and of public officials and such other instruments as we have deemed necessary or appropriate as a basis for the opinion expressed herein. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to or reviewed by us.
     Based upon and subject to the foregoing and to the other qualifications set forth herein, we are of the opinion that:
     1. The issuance of the Shares pursuant to the Plans has been lawfully and duly authorized by the Company; and
     2.  When the Shares have been issued and delivered in accordance with the terms of the Plans and any applicable award or other agreement properly granted or entered into thereunder, and to the extent required thereby, consideration received therefore, the Shares will be legally issued, fully paid and nonassessable.
     In rendering the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.
     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours, /s/ Dewey & LeBoeuf LLP Dewey & LeBoeuf LLP
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